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                                                                     Exhibit 5.2

                        [LETTERHEAD OF PIPER & MARBURY]



                              September 22, 1997

NovaStar Financial, Inc.
1900 West 47th Place, Suite 205
Westwood, KS 66205

                      Registration Statement on Form S-11

Ladies and Gentlemen:

     We have acted as special Maryland counsel to NovaStar Financial, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-11 of the Company (Registration No. 333-32327) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for an initial public offering by the Company of up to 3,450,000 shares of Common Stock, par value $.01 per share (the "Shares"), pursuant to an Underwriting Agreement between the Company and Stifel, Nicolaus & Company, Incorporated and Montgomery Securities as representatives of the several underwriters (the "Underwriting Agreement").

     In this capacity, we have examined the Registration Statement as amended to date (and the Preliminary Prospectus contained therein), a draft of the Underwriting Agreement, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares (the "Board Proceedings"), a Certificate of the Secretary of the Company dated September 22, 1997, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), no substantial change in the final documents of documents submitted to us as drafts, and all public records reviewed are accurate and complete.
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                                                                 Piper & Marbury
                                                                      L.L.P.
NovaStar Financial, Inc.
September 22, 1997
Page 2

As to factual matters, we have relied on the Certificate of the Secretary and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms of the Underwriting Agreement of the establishment of final terms by a committee of the Board of Directors in accordance with the resolutions adopted pursuant to the Board Proceedings, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,
                                        /s/ Piper & Marbury L.L.P.